Exhibit 4.22

First Amendment To The

Web Services Agreement

Between

IGN Entertainment, Inc. and Mad Catz, Inc.

This First Amendment (“First Amendment”) to the Web Services Agreement, dated as of May 5, 2003 (“Agreement”), by and between IGN Entertainment, Inc. (“IGN”) and Mad Catz, Inc. (“Mad Catz”) is made as of February 10, 2003.

W I T N E S S E T H:

WHEREAS, IGN and Mad Catz seek to amend the Agreement to reflect their mutual consent to adjust the payment schedule in Exhibit C, and to change the GameShark Site’s domain name and location set forth in the preamble of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the parties agree as follows:

1. Exhibit C to the Agreement is hereby deleted in its entirety. The attached Exhibit C shall substitute the former in its place and stead.

2. The GameShark Site shall no longer located at www.gameshark.com, and will now be located at http://gameshark.ign.com. Additionally, the GameShark Gear Site shall no longer be located at www.gamesharkgear.com, and will now be located at http://gamesharkgear.ign.com.

3. The second sentence of Section 1.3 is hereby deleted, and the following shall substitute the former in its place and stead: “Any additional Modification Services shall be provided on a time and materials basis at a rate of two hundred dollars (US$200.00) per hour.”

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers on the dates indicated.

MAD CATZ, INC.		IGN ENTERTAINMENT, INC.

By:	/s/ SEAN PARRY	By:	/s/ CARRIE TICE
NAME:	Sean Parry	NAME:	Carrie Tice
TITLE:	Director Marketing	TITLE:	Executive Director
DATE:	June 17, 2003	DATE:	June 17, 2003

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C

PAYMENTS AND FEES

Payment Schedule Year 1:	Payment Plan Year 2:
[* * *]	[* * *]

Total Year 1: [* * *]	Total Year 2: [* * *]

*Pursuant to Section 4.2, in addition to the above referenced payments, there will be a separate monthly invoice for Bandwidth Fees that will be calculated on monthly usage, currently at a rate of [* * *]. Bandwidth Fees are subject to change dependent on IGN’s cost to procure such services.

[*]CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.